Exhibit 10.1

OMNIBUS AMENDMENT

This OMNIBUS AMENDMENT, dated as of February 14, 2011 (this “Amendment”), is by and among:

(1) U.S. BANK NATIONAL ASSOCIATION (“U.S. Bank”), not in its individual capacity, but solely as Custodian (in such capacity, the “Custodian”), as indenture trustee (in such capacity, the “Indenture Trustee”) under the Indenture (as defined below) and as backup servicer (in such capacity, the “Backup Servicer”) under the Sale and Servicing Agreement (as defined below);

(2) CITIBANK, N.A. (“Citibank”), as a Liquidity Bank (in such capacity, the “Liquidity Bank”) under the Note Purchase Agreement (as defined below) and as the Note Purchaser Agent successor to Citicorp North America, Inc. (in such capacity, the “Note Purchaser Agent”) under the Note Purchase Agreement;

(3) CHARTA, LLC (“Charta”), as an Investor (in such capacity, the “Investor”) under the Note Purchase Agreement;

(4) NEWSTAR WAREHOUSE FUNDING 2005 LLC (“NewStar LLC”), as Issuer (in such capacity, the “Issuer”) under the Indenture and the Note Purchase Agreement and as Purchaser (in such capacity, the “Purchaser”) under the Sale and Servicing Agreement; and

(5) NEWSTAR FINANCIAL, INC. (“NewStar Financial”), as Seller (in such capacity, “Seller”) and as Servicer (in such capacity, “Servicer”) under the Sale and Servicing Agreement and the Note Purchase Agreement.

INTRODUCTORY STATEMENT

NewStar Financial, as Seller and as Servicer, NewStar LLC, as Purchaser, and the Backup Servicer, are parties to the Amended and Restated Sale and Servicing Agreement, dated as of November 19, 2008 (as amended, restated or otherwise modified from time to time, the “Sale and Servicing Agreement”).

NewStar LLC, as Issuer, and U.S. Bank, as Indenture Trustee and as Custodian, are parties to the Amended and Restated Indenture, dated as of November 19, 2008 (as amended, restated or otherwise modified from time to time, the “Indenture”).

NewStar LLC, as Issuer, NewStar Financial, as Seller and Servicer, the Liquidity Banks party thereto, the Investors party thereto and Citibank (as successor to Citicorp North America, Inc., the initial Note Purchaser Agent), as Note Purchaser Agent are parties to the Note Purchase Agreement, dated as of November 19, 2008 (as amended, restated or otherwise modified from time to time, the “Note Purchase Agreement” and, together with the Sale and Servicing Agreement and the Indenture, the “Transaction Documents”). Appendix A (Usage and Definitions) to each of the Transaction Documents, as amended from time to time, is referred to as the “Appendix A.”

The parties now wish to amend certain provisions of the Transaction Documents, including Appendix A to such Transaction Documents, subject to the terms and conditions set forth herein.

Accordingly, the parties hereto agree as follows:

Section 1. Definitions. Definitions. Unless otherwise defined herein, all defined terms that are defined in the Sale and Servicing Agreement (as amended by this Amendment) or, if not therein defined, in the Note Purchase Agreement (as amended by this Amendment) or, if not therein defined, in the Indenture (as amended by this Amendment) (including, in each case, the Appendix A to each such agreement, as amended by this Amendment), shall have the same meanings when used herein.

Section 2. Amendments to Appendix A.

Effective as of the Amendment Effective Date (as defined below), Appendix A to each of the Transaction Documents is hereby amended as follows:

(a) The following terms are hereby added to Appendix A in alphabetical order as follows:

“Cash Equivalents” means, as to any person, (a) marketable securities issued, or directly, unconditionally and fully guaranteed or insured, by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition by such person, (b) time deposits and certificates of deposit of any commercial bank having, or which is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia having, capital and surplus aggregating in excess of $500,000,000 and a rating of “A” (or such other similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) with maturities of not more than one year from the date of acquisition by such person, (c) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) above entered into with any person meeting the qualifications specified in clause (b) above, (d) commercial paper issued by any person incorporated in the United States having one of the two highest ratings obtainable from S&P or Moody’s, in each case maturing not more than thirty (30) days after the date of acquisition by such person, (e) investments in money market funds rated AAAm/AAAm- (or higher) by S&P or Aaa by Moody’s, and (f) demand deposit accounts maintained in the ordinary course of business with any bank meeting the qualifications specified in clause (b) above.

“Fortress Facility” means the credit facility extended to NewStar Financial pursuant to the Amended and Restated Note Agreement, dated as of August 31, 2010, among NewStar Financial, as borrower, Fortress Credit Corp., as administrative agent and various lenders which are affiliated with and/or managed by Fortress Credit Corp. or its affiliates.

“Funding Percentage” means the percentage determined in clause (y) of the definition of “Borrowing Base.”

“Gap Funding Amount” means, calculated as of any date of determination on a pro forma basis, the lesser of (i) the Borrowing Base, and (ii) the positive difference, if any, between (x) $5,695,300.32, and (y) the Minimum Revolver Equity Amount.

“Issuer Allocated Revolving Principal Reduction Amounts” for any Collection Period with respect to Revolving Principal Reduction Amounts, means the sum of:

(i) To the extent that the aggregate principal amount outstanding of all Existing Revolving Credit Facilities is in excess of Revolving Threshold Amount, 100% of all Revolving Principal Reduction Amounts until such excess is reduced to zero; and

(ii) For all remaining Revolving Principal Reduction Amounts (after reduction for amounts allocated under clause (i), if any), the Issuer Percentage of such remaining Revolving Principal Reduction Amounts in excess of the Minimum Revolver Target Amount.

“Issuer Percentage” means the amount (expressed as a percentage) equal to 1 minus the Funding Percentage.

“Material Modification” means, with respect to any Purchased Asset or any Loan Document, any amendment, modification, waiver, supplement or agreement that would (i) decrease the interest rates under any Loan Document, (ii) extend the tenor of any Loan Document by amendment, waiver or otherwise, (iii) permit the purchase or payoff of any Purchased Asset in an amount less than 100% of all amounts outstanding thereunder, including, without limitation, all principal and interest outstanding, with respect to such Purchased Asset, (iv) amend, waive or otherwise modify any security or pledge provision of any Loan Document, (v) amend, waive or otherwise modify any restricted payment provision of any Loan Document or (vi) require 100% consent of the lenders under any Loan Document.

“Maximum Note Balance” means the sum of (i) the Maximum Revolving Note Balance, plus (ii) the Maximum Term Note Balance.

“Maximum Revolving Note Balance” means $1,594,795.81, plus $10,000,000.

“Maximum Term Note Balance” means $15,769,520.33, minus any prepayment or repayment of the principal balance of any Term Loans after the Omnibus Amendment Effective Date.

“Minimum Revolver Target Amount” means $4,100,903.51.

“Natixis Facility” means the Amended and Restated Secured Loan and Servicing Agreement, dated as of May 4, 2010, by and among NewStar Short-Term Funding, LLC, as borrower, NewStar Financial, as originator and servicer, the lender(s) party thereto, NATIXIS Financial Products Inc., as administrative agent, and U.S. Bank National Association.

“Omnibus Amendment” means the Omnibus Amendment, dated as of February 14, 2011, by and among the Note Purchaser Agent, U.S. Bank, as Indenture Trustee, as Custodian and as Backup Servicer, the Servicer, the Seller, the Issuer and certain other parties thereto.

“Omnibus Amendment Effective Date” means February 14, 2011, following the fulfillment of the conditions precedent set forth in Section 7 of the Omnibus Amendment.

“Outstanding Revolving Balance” means, at any time, the aggregate Outstanding Funded Principal Balance with respect to all Existing Revolving Credit Facilities.

“Permitted Holders” means (a) any of Corsair Capital, LLC and Capital Z Partners, Ltd., or (b) any Person or group of Persons that controls, is controlled by, or is under common control with, any of the foregoing, including without limitation, any fund that is an Affiliate (as defined in the Fortress Facility) of Corsair Capital, LLC or Capital Z Partners, Ltd. and/or managed by Corsair Capital, LLC or Capital Z Partners, Ltd. or any of their Affiliates (as defined in the Fortress Facility).

“Revolving Note Balance” means the Note Balance allocable to Existing Revolving Credit Facilities.

“Revolving Principal Reduction Amounts” means amounts of Principal Collections in reduction of principal under Existing Revolving Credit Facilities actually received in the Collection Account.

“Revolving Threshold Amount” means $41,409,985.04.

“Servicer Availability” means (i) undrawn amounts readily available to the Servicer as borrower under the Fortress Facility, (ii) undrawn amounts readily available to the Servicer as borrower under any other credit facility approved by the Note Purchaser Agent, (iii) undrawn amounts readily available for advance to NewStar Short-Term Funding, LLC under the Natixis Facility, and (iv) undrawn amounts readily available for advance to any other consolidated subsidiary of NewStar Financial under any other credit facility approved by the Note Purchaser Agent, but solely to the extent with respect to amounts under clauses (iii) and (iv), no contractual or legal limitation of any nature could prohibit, restrict or otherwise limit in any manner the immediate distribution of such amounts by the recipient of such funds to NewStar Financial.

“Special Fee Letter” means the Special Fee Letter Agreement, dated as of February 14, 2011, among the Note Purchaser Agent, the Issuer and NewStar Financial.

“Special Period” means the period of time during the Revolving Period (and so long as no Potential Event of Default or Event of Default is continuing) when the Revolving Note Balance equals zero.

“Surplus Equity Payment Amount” means, calculated as of any date of determination on a pro forma basis, the positive difference, if any, between (i) the aggregate amount of all Revolving Principal Reduction Amounts (not exceeding the Minimum Revolver Target Amount) received during the Special Period and applied or to be applied to the reduction on the Notes the pursuant to clause (xiv) of Section 8.2 of the Indenture, and (ii) the aggregate amount of all Incremental Note Balances funded and purchased when the Gap Funding Amount is greater than zero.

“Term Loan” means any Loan other than a Revolving Credit Facility.

“Unrestricted Cash and Cash Equivalents” means cash and Cash Equivalents not subject to (i) any Lien or (ii) any contractual right, obligation or claim, of any kind or nature whatsoever, including, without limitation, any contractual right, obligation, claim or Lien by a lender of Servicer.

(b) The definition of “Amortization Period” is hereby deleted in its entirety.

(c) The definition of “Backup Servicer” is hereby amended and restated in its entirety to read as follows:

“Backup Servicer” means (i) prior to the Omnibus Amendment Effective Date, U.S. Bancorp Equipment Finance, Inc. (successor by merger to Lyon Financial Services, Inc.) dba U.S. Bancorp Portfolio Services (f/k/a U.S. Bank Portfolio Services), and (ii) at all times from and after the Omnibus Amendment Effective Date until its removal or termination pursuant to Section 4.10(a) of the Sale and Servicing Agreement, U.S. Bank National Association.

(d) The definition of “Basic Documents” is hereby amended by adding the phrase “, the Special Fee Letter” immediately after the phrase “the Interest Rate Hedges (if any)” appearing therein.

(e) The definition of “Borrowing Base” is hereby amended by (i) adding the phrase “of all Existing Revolving Credit Facilities” after the phrase “Eligible Asset Amount” appearing in clause (A)(x) therein and (ii) deleting the percentage “50%” appearing in clause (A)(y)(1) therein and substituting therefor the percentage “28%”.

(f) The definition of “Borrowing Base Deficiency” is hereby amended by deleting the phrase “Note Balance” appearing in clause (i) therein and substituting therefor the phrase “Revolving Note Balance”.

(g) The definition of “Change of Control” is hereby amended and restated in its entirety to read as follows:

“Change of Control” means (a) any three or more of the following persons: Robert Clemmens, Peter Schmidt-Fellner, Robert Brown, John Bray, Timothy Conway or John Frishkopf cease to be actively involved in the management of Servicer; provided, that, from time to time with respect to any individual who ceases to be employed by the Servicer, Seller may propose to replace such person on this list with another person, which replacement shall be subject to the consent of the Note Purchaser Agent in its sole reasonable discretion; (b) an event or series of events by which (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding (A) Permitted Holders and (B) any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 40% or more of the equity securities of Servicer entitled to vote for members of the board of directors or equivalent governing body of Servicer on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); (ii) during any period commencing after the Omnibus Amendment Effective Date, a majority of the members of the board of directors or other equivalent governing body of Servicer cease to be composed of individuals (A) who were members of that board or equivalent governing body on the first day of such period, (B) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (A) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or by Permitted Holders holding 51% or more of the voting capital stock of the Servicer on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right), or (C) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (A) and (B) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (B) and clause (C), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or (iii) any Person or two or more Persons (other than Permitted Holders) acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of Servicer, or control over the equity securities of Servicer entitled to vote for members of the board of directors or equivalent governing body of Servicer on a fully-diluted basis (and taking into account all such securities that such Person or group has the right to acquire pursuant to any option right) representing 40% or more of the combined voting power of such securities; or (c) Seller shall fail to own, directly, all of the membership interests or equivalent equity interests of the Issuer or shall fail to be the designated manager of the Issuer.

(h) The definition of “Credit Facilities Maximum” is hereby deleted in its entirety.

(i) The definition of “Eligible Asset” is hereby amended and restated in its entirety to read as follows:

“Eligible Asset” means, as of any date of determination, each Purchased Asset purchased by Purchaser from Seller prior the Omnibus Amendment Effective Date and that satisfies the Loan Eligibility Criteria.

(j) The definition of “Eligible Asset Amount” is hereby amended and restated in its entirety to read as follows:

“Eligible Asset Amount” means, as of any date of determination, the aggregate amount for all Eligible Assets determined for each Eligible Asset by subtracting the Fixed Rate Adjustment Amount for such Eligible Asset from the Outstanding Principal Balance.

(k) Clause (f) of the definition of “Event of Default” is hereby amended by deleting the phrase “Note Purchase Obligation Limit” appearing therein and substituting therefor “Maximum Note Balance”.

(l) The definition of “Existing Revolving Credit Facility” is hereby amended by deleting all references therein to “Second Amendment Effective Date” and substituting therefor “Omnibus Amendment Effective Date”.

(m) The definition of “Facility Maturity Date” is hereby amended and restated in its entirety to read as follows:

“Facility Maturity Date” means June 15, 2011.

(n) The definition of “Final Termination Date” is hereby amended and restated in its entirety to read as follows:

“Final Termination Date” means June 15, 2011.

(o) The definition of “Initial Revolving Outstanding Principal Amount” is hereby deleted in its entirety.

(p) The definition of “Minimum Revolver Equity Amount” is hereby amended and restated in its entirety to read as follows:

“Minimum Revolver Equity Amount” means, calculated as of any date of determination on a pro forma basis, an amount equal to the positive difference, if any, between (i) the Minimum Revolver Target Amount and (ii) the Surplus Equity Payment Amount.

(q) The definition of “Note Principal Distribution Amount” is hereby amended and restated in its entirety to read as follows:

“Note Principal Distribution Amount” means, for any Payment Date, an amount necessary and sufficient that, when applied in repayment of the principal balance of the Notes, would be sufficient to reduce the Note Balance as of such Payment Date to zero.

(r) The definition of “Scheduled Termination Date” is hereby deleted in its entirety.

(s) The definition of “Servicer Event of Default” is hereby amended by deleting the period at the end of clause (j) therein, adding the term “and” at the end of clause (j) therein, and adding the following new clause (k) thereafter:

“(k) the aggregate amount of Unrestricted Cash and Cash Equivalents and Servicer Availability is less than $25,000,000 or (ii) the aggregate amount of Unrestricted Cash and Cash Equivalents is less than $7,500,000.”

(t) The definition of “Termination Date” is hereby amended and restated in its entirety to read as follows:

“Termination Date” means the last day of the Revolving Period (whether occurring (i) on June 15, 2011 or (ii) the termination of the Revolving Period following the occurrence and condition of an Event of Default pursuant to ARTICLE VIII of the Sale and Servicing Agreement).

(u) Clause (b) of the definition of “Unused Fee Amount” is hereby amended by deleting the reference to “Note Purchase Obligation Limit” therein and substituting therefor “Maximum Note Balance”.

Section 3. Amendments to the Sale and Servicing Agreement.

Effective as of the Amendment Effective Date, the Sale and Servicing Agreement is hereby amended as follows:

(a) Section 2.1(a) of the Sale and Servicing Agreement is hereby amended by deleting in its entirety the last sentence thereof and adding the following new sentence therein:

“At all times on and after the Omnibus Amendment Effective Date, Seller shall not designate any Assets for purchase and sale to Purchaser, and Purchaser may not purchase any Assets hereunder.”

(b) Section 2.7(a) - (c) of the Sale and Servicing Agreement is hereby amended and restated in its entirety as follows:

“(a) The period (the “Revolving Period”) (i) began on and included the Closing Date and (ii) will end on the Facility Maturity Date; provided, however, that the Revolving Period may be terminated on an earlier date pursuant to Section 2.7(d).

(b) Intentionally Omitted.

(c) Intentionally Omitted.”

(c) Section 4.1(e) of the Sale and Servicing Agreement is hereby amended by deleting the last sentence therein in its entirety and substituting therefor the following new sentences:

“Without limitation of the preceding sentence, no provision of any Loan Documents relating to letters of credit, and any fees, commissions or reimbursement obligations related thereto, may be amended, waived or otherwise modified nor can any Material Modification be entered into, in each case, without the prior written consent of the Note Purchaser Agent. Furthermore, without the prior written consent of the Note Purchaser Agent, the Servicer shall not sell any Purchased Asset for an amount less than 100% of all amounts outstanding thereunder, including, without limitation, all principal and interest then outstanding with respect to such Purchased Asset; provided that the consent of the Note Purchaser Agent shall not be required with respect to any sale the proceeds of which sale are contemporaneously used to pay in full all amounts and obligations owing by the Issuer to the Secured Parties under the Indenture and under the other Basic Documents, the termination of all commitments and obligations of the Note Purchasers and Note Purchaser Agent under the Basic Documents and the release of the Collateral pursuant to Section 8.4 of the Indenture. The Servicer shall provide notice (which may be delivered via electronic mail) to the Note Purchaser Agent of any action described in this Section 4.1(e) which requires the prior consent of the Note Purchaser, including, without limitation, any Material Modification or sale of Purchased Assets which requires such consent, and such notice shall sufficiently describe the proposed action.”

(d) Section 6.1(a)(iii) of the Sale and Servicing Agreement is hereby amended by deleting clause (iii) in its entirety and substituting therefor the following new clause (iii):

“(iii) after giving effect to any such substitution, (x) the Note Balance does not exceed the Maximum Note Balance and (y) the Revolving Note Balance does not exceed the Borrowing Base;”

(e) Section 6.1(c)(i) of the Sale and Servicing Agreement is hereby amended by deleting in its entirety clause (ii) appearing in the fourth sentence of such Section 6.1(c)(i) and substituting therefor the following new clause (ii):

“(ii) both before and after giving effect to such purchase (x) the Note Balance does not exceed the Maximum Note Balance and (y) the Revolving Note Balance does not exceed the Borrowing Base.”

(f) Section 6.2(a)(iv) of the Sale and Servicing Agreement is hereby amended by deleting in its entirety clause (a) appearing in such Section 6.2(a)(iv) and substituting therefor the following new clause (a):

“(a)(1) the remaining Note Balance shall not exceed the Maximum Note Balance and (2) the remaining Revolving Note Balance shall not exceed the Borrowing Base,”

(g) Section 6.3(a)(v) of the Sale and Servicing Agreement is hereby amended by deleting in its entirety clause (a) appearing in such Section 6.3(a)(v) and substituting therefor the following new clause (a):

“(a)(1) the remaining Note Balance shall not exceed the Maximum Note Balance and (2) the remaining Revolving Note Balance shall not exceed the Borrowing Base,”

(h) Exhibit C (Form of Monthly Report) to the Sale and Servicing Agreement is hereby amended to include supporting calculations demonstrating a Servicer Event of Default has not occurred under clause (k) of the definition of Servicer Event of Default.

Section 4. Amendments to the Note Purchase Agreement.

Effective as of the Amendment Effective Date, the Note Purchase Agreement is hereby amended as follows:

(a) Section 2.02(a) of the Note Purchase Agreement is hereby amended by deleting the phrase in the first sentence therein “is less than the Note Purchase Obligation Limit” and substituting therefor the phrase “is less than the Maximum Note Balance”.

(b) Section 2.02(a) of the Note Purchase Agreement is hereby further amended by deleting in its entirety the last sentence thereof and adding the following new sentence therein:

“Notwithstanding anything to the foregoing to the contrary, at all times on and after the Omnibus Amendment Effective Date, Issuer shall not deliver or have the right hereunder to deliver hereunder a Notice of Incremental Note Balance and New Note Purchaser shall not fund any such request, except with respect to a funding under an Existing Revolving Credit Facility. Further, the Issuer shall not deliver or have the right hereunder to deliver hereunder a Notice of Incremental Note Balance and the New Note Purchaser shall have no obligation to purchase and fund any such request unless either (X) such request (or portion thereof) is for a purchase of an Incremental Note Balance in an amount less than or equal to the Gap Funding Amount, or (Y) if such request (or portion thereof) exceeds the Gap Funding Amount, (a) prior to a funding of such request the Outstanding Revolving Balance exceeds the Minimum Revolver Equity Amount and (b) such request (or portion thereof) is for a purchase of an Incremental Note Balance in an amount that does not exceed the product of (x) the Funding Percentage multiplied by (y) the positive difference, if any, of (1) the Outstanding Revolving Balance minus (2) the Minimum Revolver Equity Amount.”

(c) Section 2.02(b) of the Note Purchase Agreement is hereby amended by deleting the phrase in the second sentence therein “would exceed the Investor Purchase Limit” and substituting therefor the phrase “would exceed the Maximum Note Balance”.

(d) Section 2.02(b) of the Note Purchase Agreement is hereby further amended by deleting in its entirety the last sentence thereof and adding the following new sentence therein:

“Notwithstanding anything to the foregoing to the contrary, at all times on and after the Omnibus Amendment Effective Date, Issuer shall not deliver or have the right hereunder to deliver hereunder a Notice of Incremental Note Balance and the Liquidity Banks shall have no obligation to purchase and fund any such request, except with respect to the funding under an Existing Revolving Credit Facility. Further, the Issuer shall not deliver or have the right hereunder to deliver hereunder a Notice of Incremental Note Balance and the Liquidity Banks shall have no obligation to purchase and fund any such request unless either (X) such request (or portion thereof) is for a purchase of an Incremental Note Balance in an amount less than or equal to the Gap Funding Amount, or (Y) if such request (or portion thereof) exceeds the Gap Funding Amount, (a) prior to a funding of such request the Outstanding Revolving Balance exceeds the Minimum Revolver Equity Amount and (b) such request (or portion thereof) is for a purchase of an Incremental Note Balance in an amount that does not exceed the product of (x) the Funding Percentage multiplied by (y) the positive difference, if any, of (1) the Outstanding Revolving Balance minus (2) the Minimum Revolver Equity Amount.”

(e) Section 2.03 (Annual Credit Review) of the Note Purchase Agreement is hereby deleted in its entirety and substituted therefor the following:

“Section 2.03 Intentionally Omitted.”

(f) Section 2.07(a)(i) of the Note Purchase Agreement is hereby amended by deleting such clause (i) in its entirety and substituting therefor the following new clause (i):

“(i) On and after the Omnibus Amendment Effective Date, the Servicer, on behalf of the Issuer, shall not request that any Letter of Credit be issued (and the Note Purchaser Agent shall not be required to cause any Letter of Credit to be issued);”

(g) Section 3.01(a)(vi) of the Note Purchase Agreement is hereby amended by deleting such clause (vi) in its entirety and substituting therefor the following new clause (vi):

“(vi) (1) After giving effect to the purchase of Incremental Note Balances that is proposed to occur on the Funding Date, (i) the Note Balance shall not exceed the Maximum Note Balance and (ii) the Revolving Note Balance shall not exceed the Borrowing Base and (2) prior to giving effect to the purchase of Incremental Note Balances that is proposed to occur on the Funding Date, the conditions precedent to such purchase that are set forth in Sections 2.02(a) and 2.02(b) have been satisfied in full;”

Section 5. Amendments to the Indenture.

Effective as of the Amendment Effective Date, the Indenture is hereby amended as follows:

(a) Section 8.2(b)(ix) of the Indenture is hereby amended by adding the phrase “and the Special Fee Letter,” immediately preceding the phrase “and (B)” appearing therein.

(b) Section 8.2(b) of the Indenture is hereby amended by adding the following new clause (xiii) therein and renumbering the existing clauses (xiii) - (xviii) appearing in such Section 8.2(b) accordingly:

“(xiii) during the Revolving Period and so long as no Potential Event of Default or Event of Default is continuing, to the Issuer (A) first, an amount equal to the positive difference, if any, between (x) Interest Collections for such Payment Date and (y) the aggregate amount of all amounts (including, without limitation, the Note Interest Distribution Amount) payable under clauses (i) - (ix) above on such Payment Date, and (B) second, Issuer Allocated Revolving Principal Reduction Amounts;”

Section 6. Representations and Warranties of NewStar LLC and NewStar Financial.

Each of NewStar LLC and NewStar Financial represents and warrants (which representations and warranties shall survive the execution and delivery hereof) to the Note Purchaser Agent, the Note Purchasers, the Indenture Trustee, the Issuing Bank, the Custodian and the Backup Servicer that:

(a) it has the corporate or limited liability company power and authority to execute, deliver and carry out the terms and provisions of this Amendment and has taken or caused to be taken all necessary corporate or limited liability company action to authorize the execution, delivery and performance of this Amendment;

(b) no consent of any person and no action of, or filing with any governmental or public body or authority is required to authorize, or is otherwise required in connection with the execution, delivery and performance of this Amendment which has not been obtained;

(c) this Amendment been duly executed and delivered by a duly authorized officer on behalf of such party, and constitutes a legal, valid and binding obligation of such party enforceable against such party in accordance with its terms, subject to bankruptcy, reorganization, insolvency, moratorium and other similar laws affecting the enforcement of creditors’ rights generally and the exercise of judicial discretion in accordance with general principles of equity;

(d) the execution, delivery and performance of this Amendment will not violate any law, statute or regulation, or any order or decree of any court or governmental instrumentality, or conflict with, or result in the breach of, or constitute a default under any contractual obligation of such party;

(e) on the date hereof, the representations and warranties set forth in Section 3.1 and Section 3.2 of the Sale and Servicing Agreement, and the representations and warranties set forth in Section 5.01 and Section 5.02 of the Note Purchase Agreement, are and will be true, correct and complete with the same effect as if made on the date hereof, except to the extent such representations and warranties expressly relate to an earlier date, in which case, as of such earlier date; and

(f) after giving effect to this Amendment, no Event of Default or event which upon notice or lapse of time or both would constitute an Event of Default (as defined in any Basic Document or in Appendix A thereto) has occurred and is continuing.

Section 7. Conditions to Effectiveness.

This Amendment shall become effective as of the date on which (the “Amendment Effective Date”) all the following conditions have been satisfied:

(a) the Note Purchaser Agent shall have received fully executed counterparts of (i) this Amendment, (ii) the Special Fee Letter, (iii) the Backup Servicer Termination Notice, and (iv) the agreement with respect to the succession of a new backup servicer under the Sale and Servicing Agreement to be entered into on the date hereof;

(b) Seller shall have repurchased the Purchased Assets set forth on Schedule I attached hereto;

(c) after giving effect to this Amendment, no Potential Event of Default or Event of Default or event which upon notice or lapse of time or both would constitute an Event of Default (as defined in any Basic Document or in Appendix A thereto) has occurred and is continuing, including, without limitation, a Potential Event of Default or an Event of Default under clause (e) of the definition of “Event of Default” as amended hereunder; and

(d) the Note Purchaser Agent shall have received a joint certificate of the Seller and the Issuer dated the Amendment Effective Date in form and substance satisfactory to the Note Purchaser Agent and stating that, as of the Amendment Effective Date (i) the representations and warranties set forth in this Amendment, the representations and warranties set forth in Section 3.1 and Section 3.2 of the Sale and Servicing Agreement, and the representations and warranties set forth in Section 5.01 and Section 5.02 of the Note Purchase Agreement, are and will be true, correct and complete with the same effect as if made on the date hereof, except to the extent such representations and warranties expressly relate to an earlier date, in which case, as of such earlier date, and (ii) no Event of Default (or event that, with the passage of time, would constitute an Event of Default) has occurred and is continuing.

Each of the Issuer, the Seller, Citibank and Charta hereby authorizes, consents and directs U.S. Bank in its capacities as Indenture Trustee, Custodian and Backup Servicer to execute this Amendment.

Section 8. Confirmation and Acknowledgement of the Obligations.

As of the Amendment Effective Date, NewStar LLC hereby (i) confirms and acknowledges to the Note Purchaser Agent and the Note Purchasers that it is validly and justly indebted to the Note Purchaser Agent, any other Noteholders, the Note Purchasers and any other Persons party to the Basic Documents, as applicable, for the payment of all of its obligations due under the Basic Documents without offset, defense, cause of action or counterclaim of any kind or nature whatsoever and (ii) reaffirms and admits the validity and enforceability of the Indenture, the Notes and the other Basic Documents. NewStar Financial hereby confirms and acknowledges its obligations under the Basic Documents and confirms that they will remain in effect following the execution and delivery of this Amendment.

Section 9. Ratification of Basic Documents.

(a) This Amendment shall be limited precisely as written and shall not be deemed (i) to be a consent granted pursuant to, or a waiver or modification of, any other term or condition of the Notes or the Basic Documents, or a waiver of any Event of Default or Servicer Event of Default under the Notes, the Indenture or the other Basic Documents, whether or not known to the Note Purchaser Agent, any other Noteholder, the Note Purchasers or the Indenture Trustee or (ii) to prejudice any other right or rights which the Note Purchaser Agent, any other Noteholder, the Note Purchasers, the Indenture Trustee or the Backup Servicer may now have or have in the future under or in connection with the Notes or the Basic Documents or any of the instruments or agreements referred to therein. Except to the extent hereby modified, the Notes and each of the Basic Documents shall continue in full force and effect in accordance with the provisions thereof on the date hereof and the Notes and the Basic Documents as heretofore amended or modified and as modified by this Amendment are hereby ratified and affirmed. After this Amendment becomes effective, all references to the Sale and Servicing Agreement, “hereof,” “herein,” or words of similar effect referring to the Sale and Servicing Agreement shall be deemed to mean the Sale and Servicing Agreement as amended hereby.

(b) (i) The Note Purchaser Agent, the Indenture Trustee, the Backup Servicer and the Secured Parties reserve all of their legal rights and remedies in respect of any Potential Event of Default, Potential Servicer Event of Default, Servicer Event of Default or Event of Default under the Notes, any of the Basic Documents or otherwise and all rights and remedies with respect to the Collateral, (ii) no failure on the part of the Note Purchaser Agent, the Indenture Trustee, the Backup

Servicer or any Secured Party to exercise, and no delay in exercising, any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy by any such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy, and (iii) nothing contained herein shall be deemed to relieve NewStar LLC and NewStar Financial from any of their respective responsibilities and obligations under the Basic Documents or any other document related thereto.

Section 10. GOVERNING LAW; JURISDICTION.

THIS AMENDMENT, IN ACCORDANCE WITH SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY CONFLICTS OF LAWS PRINCIPLES THEREOF THAT WOULD CALL FOR THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

Section 11. Severability.

If any provisions of this Amendment shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or enforceability without in any manner affecting the validity or enforceability of such provision in any other jurisdiction or the remaining provisions of this Amendment in any jurisdiction.

Section 12. Counterparts.

This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page by telecopier or other electronic transmission shall be effective as delivery of a manually executed counterpart.

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IN WITNESS WHEREOF, this Amendment has been duly executed as of the day and year first above written.

U.S. BANK NATIONAL ASSOCIATION, as Custodian, as Indenture Trustee and as Backup Servicer

By:	/s/ RALPH CREASIA

Name: Ralph Creasia
Title: Vice President

Omnibus Amendment

CHARTA, LLC, as an Investor

By: Citibank, N.A., as Attorney-in-Fact

By:	/s/ TODD D. FRITCHMAN
Name: Todd D. Fritchman
Title: Vice President

CITIBANK, N.A., as a Liquidity Bank

By:	/s/ TODD D. FRITCHMAN
Name: Todd D. Fritchman
Title: Vice President

CITIBANK, N.A., as Note Purchaser Agent

By:	/s/ TODD D. FRITCHMAN Name: Todd D. Fritchman
Title: Vice President

Omnibus Amendment

NEWSTAR WAREHOUSE FUNDING 2005 LLC, as Purchaser and as Issuer

By: NEWSTAR FINANCIAL, INC., its designated manager

By:	/s/ JOHN J. FRISHKOPF
Name: John J. Frishkopf
Title: Treasurer

Omnibus Amendment

NEWSTAR FINANCIAL, INC., as Seller and as Servicer

By:	/s/ JOHN J. FRISHKOPF
Name: John J. Frishkopf
Title: Treasurer

Omnibus Amendment